Prudential Investments LLC

Gateway Center Three
100 Mulberry Street

Newark, New Jersey 07102

September 30, 2010

The Board of Directors

Prudential Investment Portfolios 9

Gateway Center Three
100 Mulberry Street
Newark, New Jersey 07102

Re:     Prudential International Real Estate Fund (the Fund)

To the Board of Directors:

The Manager has contractually agreed through February 29, 2012, to limit net annual Fund operating expenses (exclusive of distribution and service (12b-1) fees, interest, brokerage, extraordinary and certain other expenses) of each class of shares to 1.35% of the Fund's average daily net assets.

Very truly yours,

PRUDENTIAL INVESTMENTS LLC

By: /s/ Scott E. Benjamin

Name:     Scott E. Benjamin
Title:     Executive Vice President